The Board of Directors
State Financial Services Corporation:

We consent to incorporation by reference in the Registration Statement on Form S-8 of State Financial Services Corporation (the Company) relating to the registration of up to 325,000 shares of the Company's common stock, $.10 par value, issuable under the State Financial Services Corporation 1998 Stock Incentive Plan, as amended, of our report dated January 29, 1999, relating to the statements of operations, stockholder's equity, and cash flows of Home Federal Savings and Loan Association of Elgin for the year ended December 31, 1998, which report is included in the December 31, 2000 annual report on Form 10-K of State Financial Services Corporation.


                              /s/  KPMG LLP

Chicago, Illinois
August 10, 2001